Exhibit 10.25

[YAHOO! LETTERHEAD]

November 17, 2008

David Dibble

Dear David:

On behalf of Yahoo! Inc. (“Yahoo!” or the “Company”), I am pleased to offer you the position of senior Vice President, Production Operations, reporting to Aristotle Balogh working in US - Sunnyvale and hope that you will accept this offer. If you’re up for the challenge, get ready to yodel. Your starting base salary will be $31,250 per month ($375,000.00 annually), less applicable taxes, deductions, and withholdings, paid semi-monthly and subject to annual review. For purposes of this letter, your first day of work at Yahoo! will be considered your “Employment Start Date.”

Sign-On Bonus. You will receive a one-time sign-on bonus in the amount of $100,000.00 less applicable taxes, deductions and withholdings. This will be payable to you on the first semi-monthly paycheck that occurs 30 days after your Employment Start Date. If you voluntarily resign from your employment with Yahoo! during the first twelve (12) months following your Employment Start Date, this sign-on bonus, (Net of withheld taxes) will become due and payable by you to Yahoo! on your last day of employment.

Stock Options. As a part of the Yahoo! team, we strongly believe that ownership of the Company by Yahoos is an important factor to our success. Therefore, as part of your compensation, management will recommend that the Compensation Committee of the Board of Directors grant you an option to purchase 150,000 shares of Yahoo! Inc.’s common stock. The exercise price for this option will be the fair market value of Yahoo! common stock on the date of grant as determined by the Compensation Committee. The option will be subject to the terms and conditions of Yahoo! Inc.’s 1995 Stock Plan, as amended, and the applicable notice of stock option grant and stock option agreement (which will include the stock option vesting schedule), and vesting of the option is contingent on your continued employment with Yahoo! through each vesting date.

Restricted Stock Units. In addition, management will also recommend that the Compensation Committee of the Board of Directors grant you an award of 60,000 Restricted Stock Units (“RSUs”), subject to the terms and conditions of the Yahoo! Inc. 1995 Stock Plan, as amended, and the applicable restricted stock unit award agreement. The RSUs will vest on the third anniversary of the date of grant, provided that you have been continuously employed with Yahoo! through such date. Following the vesting of the RSUs, you will receive one share of Yahoo! Inc. common stock for each vested RSU (subject to tax withholding).

Management Incentive Plan. If your Employment Start Date is on or before October 1, 2009, you also will be eligible to participate in the 2009 Management Incentive Plan (MIP), with a target incentive of 50% of your annual base salary, pro-rated based on the period of time you are employed at Yahoo! in a MIP eligible position during the relevant year, less applicable taxes, deductions, and withholdings. Target incentives do not constitute a promise of payment. Your actual MIP payout will depend on Yahoo! financial performance and management’s assessment of your group and individual performance, and it is subject to, and governed by, the terms and requirements of the MIP plan document. Eligibility for participation in the MIP plan is subject to annual review.

Change In Control Severance Plan. Under the Yahoo! Inc. Change in Control Employee Severance Plan (“Severance Plan”), if you are a full-time regular employee employed by Yahoo! on the date of a “Change in Control” and your employment is terminated without “Cause”· or you resign for “Good Reason” within two years following a Change in Control (a “Severance”), you will be eligible for the following severance benefits: (1) continuation of your then current annual base salary for 18 months; (2) continuation of your group health insurance

YAHOO!.

701 First Avenue, Sunnyvale, CA 94089 phone (408) 349.3300 fax (408) 349.7498 benefits for 18 months; (3) reimbursement of up to $15,000.00 for outplacement services; and (4) acceleration of your unvested equity awards so that such awards become fully vested and exercisable as of the date of termination. These severance benefits are subject to the terms of the Severance Plan and receipt is conditioned upon your signing and not revoking a release of claims against the Company. The amounts of the severance benefits referenced in this letter are based on the level of the position you are being offered herein. In the event that you hold a different position at the time of a Severance, the amounts for which you are eligible could differ.

Benefits. A significant part of your total compensation at Yahoo! is derived from the benefits that Yahoo! provides. Yahoo! provides a very competitive benefits package for its eligible full- and part-time employees. Eligible Yahoos may participate in Yahoo!’s health insurance benefits (medical, dental and vision), life insurance, short term and long term disability, the Employee Stock Purchase Plan, 401(k) Plan, and Yahoo’s Flexible Spending Plan (Healthcare Reimbursement Account and/or Dependent Care Reimbursement Account). Yahoos working less than 40 hours per week may not be eligible for all benefit programs or certain benefits may be provided on a pro-rated basis. Please refer to benefit plan documents for eligibility. Of course, Yahoo! may change its benefits at any time. Prior to New Hire Orientation, you will be provided a website address and logon instructions to access detailed information about Yahoo! benefits programs, including the plan documents.

Paid Time Off. You will accrue vacation at a rate of fifteen (15) days for the first year of your employment at Yahoo!. Thereafter, you will accrue vacation at the regular Yahoo! vacation accrual rate. Vacation is accrued based on hours worked, therefore Yahoos who work a part-time schedule accrue vacation on a pro-rata basis. ln addition, Yahoo! currently provides eligible employees with ten (10) paid holidays and two (2) personal floating holidays each year.

Proprietary Agreement and No Conflict with Prior Agreements. As an employee of Yahoo!, it is likely that you will become knowledgeable about confidential and/or proprietary information related to the operations, products and services of Yahoo! and its clients. Similarly, you may have confidential or proprietary information from prior employers that should not be used or disclosed to anyone at Yahoo!. Therefore, Yahoo! requests that you read, complete, and sign the enclosed Employee Confidentiality and Assignment of Inventions Agreement (“Proprietary Agreement”) and the Proprietary Information Obligations Checklist and return it to Yahoo! prior to your Employment Start Date. In addition, Yahoo! requests that you comply with any existing and/or continuing contractual obligations that you may have with your former employers. By signing this offer letter, you represent that your employment with Yahoo! shall not breach any agreement you have with any third party.

Employment At-Will. Please understand that this letter does not constitute a contract of employment for any specific period of time, but will create an employment at-will relationship that may be terminated at any time by you or Yahoo!, with or without cause and with or without advance notice. The at-will nature of the employment relationship may not be modified or amended except by written agreement signed by Yahoo’s Chief Human Resources Officer and you.

Code of Ethics and Yahoo! Policies. Yahoo! is committed to creating a positive work environment and conducting business ethically. As an employee of Yahoo!, you will be expected to abide by the Company’s policies and procedures including, but not limited to, Yahoo!’s Guide2Working@Y! and Yahoo!’s Code of Ethics. Yahoo! requests that you review, sign and bring with you on your Employment Start Date, the enclosed Code of Ethics Acknowledgment Form.

Entire Agreement. This offer letter and the referenced documents and agreements constitute the entire agreement between you and Yahoo! with respect to the subject matter hereof and supersede any and all prior or contemporaneous oral or written representations, understandings, agreements or communications between you and Yahoo! concerning those subject matters.

Work Authorization/Visa. If you are in need of a work authorization, please let our Staffing Coordinator know at the time that you accept this offer. Please note that the number of employment visas available each year is limited by the U.S. government. In the event that your request for or extension of an employment visa is denied or an employment visa cannot be obtained within a reasonable amount of time (as determined by Yahoo!, in its sole discretion), Yahoo! reserves the right to withdraw or suspend this offer and/or your employment may be terminated (or if your employment has not begun, you may not become employed by Yahoo!). In the event that Yahoo! has agreed to sponsor you for an employment visa, Yahoo! will cover all expenses associated with the visa application process.

Eligibility to Work in the United States. In order for Yahoo! to comply with United States law, we ask that on your Employment Start Date you bring to Yahoo! appropriate documentation to verify your authorization to work in the United States. Yahoo! may not employ anyone who cannot provide documentation showing that they are legally authorized to work in the United States.

Foreign National Export License. Before releasing certain export-controlled technology and software to you during your employment at Yahoo!, Yahoo! may be required to obtain an export license in accordance with United States law. Yahoo! will inform you if an export license is needed. If an export license is required, then this offer of employment and/or your continued employment (if applicable) with Yahoo! is contingent upon receipt of the export license or authorization, and Yahoo! will have no obligation to employ you or provide you with any compensation or benefits until the export license or authorization is secured.

Background Check. Please understand that this offer is contingent upon the successful completion of your background check.

Accepting this Offer. We hope you will say yes quickly, however, we’ll give you until 5:00 p.m. (PST) on 11/24/2008 to accept this offer. This offer is contingent on you starting employment at Yahoo! on or before 12/01/2008 or a date mutually agreed upon between you and your Hiring Manager. To accept this offer, please sign this letter in the space provided below and fax it, the signed Proprietary Agreement, and the signed Proprietary Information Obligations Checklist to Claudia Jara at 408-716-2507. Please also mail the original signed offer letter, the signed Proprietary Agreement and the signed Proprietary Information Obligations Checklist to Claudia Jara in the envelope provided. A second copy of each document has been provided for you to keep for your records.

Day 1: After your acceptance is received, your Recruiter/Coordinator will email you information about New Hire Orientation. If you will not be starting on a Monday coinciding with orientation, please make arrangements with your manager to complete the necessary eligibility to work and payroll forms on your Employment Start Date.

We can’t wait to start working with you and hope that you’ll find working at Yahoo! one of the most rewarding experiences of your life, both professionally and personally.

Start practicing your yodel!

/s/ Jason Brickley

Jason Brickley

Yahoo! Talent Acquisition

I accept this offer of employment with Yahoo! Inc. and agree to the terms and conditions outlined in this letter.

/s/ David Dibble	12/3/08
Signature

David Dibble
Full Name	Planned Employment Start Date
(Contingent upon completion of a satisfactory background check.)

Enclosures:

Employee Confidentiality and Assignment of Inventions Agreement

Proprietary Information Obligations Checklist

Code of Ethics Acknowledgment Form

At-Will Employment, Guide2Working@Yahoo!, and Privacy Policy Acknowledgment Form

cc: HR file